EXHIBIT 99.1

Contact:

Grant Fitzwilliam, CFO - (305) 375-8005 or gfitzwilliam@answerthink.com

Answerthink Completes UK Misappropriation Review

•	Proforma 2006 Third Quarter Results Remain Unchanged

•	Loss From Misappropriation Totals $2.2 million

•	Will Restate Financial Results for Certain Prior Periods

•	Tentative Settlement Reached That Would Fully Repay Misappropriation

MIAMI, FLORIDA– December 22, 2006 - Answerthink, Inc. (Nasdaq:ANSR) today announced that it has completed its review, previously reported on November 1, 2006, into the misappropriation perpetrated by its former disbursement agent in the United Kingdom. The Company has concluded that the total loss related to the misappropriation is $2.2 million and that certain prior-period financial statements will be required to be restated. Efforts to recover the misappropriated funds are ongoing. However, the Company and the former disbursement agent have agreed in principle on terms that would include the full repayment of the misappropriation. In addition, the Company has identified a material weakness in its internal controls over financial reporting relating to cash disbursements in the United Kingdom for the year ended December 30, 2005. Answer think also announced today that the Audit Committee of its Board of Directors has completed an independent review of the matter. Information provided on each of these matters is presented below.

UK Misappropriation

On November 1, 2006, the Company reported preliminary results of operations for the third quarter and nine months ended September 29, 2006, pending the results of its review of the misappropriation of funds transferred to its former agent to disburse payroll, payroll taxes and vendor payments in the United Kingdom.

As described in the November 1, 2006 release, on or about October 26, 2006, the Company learned of a misappropriation by its former UK disbursement agent which related to funds earmarked for payroll taxes due to the United Kingdom Inland Revenue. The disbursement agent had been utilized by the Company from early 2003 to January 2006 to make payroll, payroll tax and vendor disbursements in the UK. The Company has now concluded that the loss resulting from the misappropriation was approximately $2.2 million. The total loss is comprised of payroll taxes that were not disbursed to the United Kingdom Inland Revenue of approximately $1.8 million, interest owing on past due payroll tax amounts of approximately $0.1 million, the write-off of funds owed back to the Company from the agent of approximately $0.3 million, and excludes the impact of the foreign currency exchange rate fluctuations. The Company’s Audit Committee also initiated a review of the matter. That review is now complete.

The former disbursement agent admitted to the full extent of the misappropriation. A suit was commenced against the agent in the United Kingdom on October 27, 2006, and certain assets of the former agent have been frozen. Efforts to recover the misappropriated funds are ongoing, however, the Company and the former disbursement agent have agreed in principle on terms that would include the full repayment of the misappropriation. The Company cannot predict the outcome of this suit, whether our efforts to recover the misappropriated funds will be successful or whether the former disbursement agent will satisfy the terms of the settlement agreement.

The Company did not find any evidence indicating that anyone employed by Answerthink or any of its subsidiaries was aware of or involved in the misconduct uncovered by the investigation. It found evidence indicating that the former disbursement agent provided misleading records and correspondence designed to prevent Answerthink’s management from detecting this misconduct.

In the November 1, 2006 release, the Company indicated that it would consider, in consultation with its current independent registered public accounting firm, BDO Seidman, LLP, and PricewaterhouseCoopers, LLP, its former independent registered public accounting firm prior to August 2005, whether any restatement of prior-period financial statements would be required under generally accepted accounting principles with respect to the UK misappropriation matter. The Company also reported that it had commenced a review of the Company’s internal controls over financial reporting, including, in particular, its controls over UK cash disbursements.

Restatement of Financial Information

The Audit Committee’s review of the UK misappropriation matter is complete. On December 18, 2006, the Board of Directors, acting on the recommendation of the Audit Committee and management, concluded that the Company should restate certain previously issued financial statements, as described below.

The Company expects to restate its financial results for the 2003, 2004, and 2005 fiscal years as well as the first and second quarters of 2006. Accordingly, the financial statements and related audit reports for the 2003, 2004 and 2005 fiscal years contained in the following Company filings with the Securities and Exchange Commission should no longer be relied upon:

•	Annual Report on Form 10-K for the year ended December 30, 2005;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006; and

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

The estimated earnings impact (in thousands except per share amounts) on the interim 2006 periods, and each of the years from 2003 through 2005 is set forth in the table of estimated restatement impacts included in this news release. Any funds recovered from the former disbursement agent will be recorded as income in the period in which such recovery occurs.

The restated financial statements for fiscal years 2003, 2004 and 2005 will be included in the Company’s Annual Report on Form 10-K/A for its fiscal year ended December 30, 2005 and the Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2006, and June 30, 2006, when these reports are filed. The Company also expects to file its delayed Quarterly Report on Form 10-Q for the period ended September 29, 2006. All of the filings are expected to be completed in January 2007.

Accounting for the UK Misappropriation - Impact on Third Quarter 2006 Results

The Company has determined that its payroll tax liability was understated by $2.1 million as of September 29, 2006. The Company’s preliminary GAAP net earnings results released on November 1, 2006 did not include a loss related to the misappropriation of $24,000 and $326,000 for the three months and nine months ended September 29, 2006, respectively.

Including the impact of the loss from the misappropriation, third quarter diluted earnings per share was $0.01, unchanged from the $0.01 as reported in the preliminary results. Pro forma diluted earnings per share was $0.03, compared to $0.03 as reported in the preliminary results.

For the first nine months of 2006, diluted loss per share was ($0.07), unchanged from the diluted loss of ($0.07) as reported in the preliminary results. Pro forma diluted earnings per share was $0.12 compared to $0.12 as reported in the preliminary results.

Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the tables accompanying the November 1, 2006 press release.

ESTIMATED RESTATEMENT IMPACT

The estimated earnings impact (in thousands except per share amounts) on all impacted periods is as set forth below:

Fiscal Period	Net Income(Loss) As Previously Reported	UK Misappropriation Matter	Net Income (Loss) As Restated
Six Months Ended June 30, 2006	$(3,810)	$(302)	$(4,112)
Second Quarter Ended June 30, 2006	2,144	(23)	2,121
First Quarter Ended March 31, 2006	(5,954)	(279)	(6,233)
Year Ended December 30, 2005	1,641	(1,037)	604
Year Ended December 31, 2004	(148)	(592)	(740)
Year Ended January 2, 2004	(4,822)	(278)	(5,100)

Fiscal Period	Diluted Net Income(Loss) Per Share As Previously Reported	UK Misappropriation Matter	Diluted Net Income (Loss) Per Share As Restated
Six Months Ended June 30, 2006	$(0.09)	$(0.00)	$(0.09)
Second Quarter Ended June 30, 2006	0.05	(0.00)	0.05
First Quarter Ended March 31, 2006	(0.13)	(0.01)	(0.14)
Year Ended December 30, 2005	0.04	(0.03)	0.01
Year Ended December 31, 2004	(0.00)	(0.02)	(0.02)
Year Ended January 2, 2004	(0.11)	(0.00)	(0.11)

Management and the Company’s Audit Committee discussed the matter disclosed above with BDO Seidman, LLP, the Company’s independent registered public accounting firm, and PricewaterhouseCoopers, LLP, its independent registered public accounting firm prior to August 2005. Neither BDO Seidman, LLP nor PricewaterhouseCoopers. LLP has audited the proposed adjustments and estimates of earnings impacts from the expected restatement set forth in this news release.

Section 404 of the Sarbanes-Oxley Act

In connection with its review of UK misappropriation matter, the Company has identified a previously existing material weakness relating to cash disbursement controls in its UK operations. This has led to the untimely identification and resolution of certain payroll tax accounting matters with respect to its UK operations and has resulted in the above-described restatement of certain previously issued financial statements. The Company has taken and will take specific actions to address this situation, including (i) enhancing cash controls in foreign subsidiary operations, including enhancing controls over the review and approval of cash disbursements including those made by third parties on the Company’s behalf; (ii) strengthening, through enhanced contractual or surety safeguards, the relationship between the Company and all third parties disbursing funds on its behalf in any foreign operations; and (iii) enhancing controls over the review of all foreign tax filings. However, as a result of the late identification of this material weakness, management cannot provide assurance that this material weakness will be remediated by the time management concludes its testing and assessment of internal control over financial reporting for the year ending December 29, 2006.

The Company continues to assess its findings and has not reached a conclusion as to whether there are likely to be any other material weaknesses to report under Section 404 for the year ending December 29, 2006. Since management has not completed its testing and evaluation of the Company’s internal controls over financial reporting, and with respect to any control deficiencies identified to date in 2006, the Company’s management may ultimately identify additional control deficiencies as being material weaknesses. The Company will conclude its analyses and report its findings when it files its Annual Report on Form 10-K for the period ending December 29, 2006.

As noted above, based on the UK misappropriation review commenced in October 2006, the Company has identified a material weakness relating to cash disbursement controls in its UK operations that likely existed on December 30, 2005, the date as of which management previously reported on its assessment of internal controls. As a result, the Company’s previous conclusion as of December 30, 2005 which were based on the procedures then performed and the information then known to it that its internal controls over financial reporting was effective, was not accurate. The Company expects to conclude its analysis and report its findings when it files an Amended Annual Report on Form 10-K/A for the period ended December 30, 2005.

Results of Audit Committee Review

The Audit Committee engaged a global accounting firm to assist with the investigation.

This firm has completed its work. The Audit Committee’s findings were consistent with those conclusions reached by management as a result of its internal investigation of the misappropriation as reported above.

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About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, business intelligence, and offshore application development and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe and India.

About The Hackett Group

The Hackett Group, a strategic advisory firm, is a global leader in best practice research, benchmarking, and business transformation services that enable world-class performance across selling, general & administrative (SG&A) and supply chain activities. Through the acquisition of REL Consultancy Group, we offer Hackett-REL Total Working Capital services to liberate cash flow from operations. Hackett provides strategic insight, best practice advice and implementation services grounded in performance metrics obtained through 14 years and 3,500 benchmark studies at 2,100 of the world’s leading companies.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involves known and unknown risks, uncertainties and other factors that may cause Answerthink’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of the products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates, the results of our investigation into the misappropriation of funds by our former UK disbursement agent, the timing of our amended SEC filings, the actual amount and timing of any charges related to the misappropriation and the investigation, as well as other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005 filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.